Exhibit 99.2

Signal of Cognitive Improvement with Bryostatin for

Advanced Alzheimer’s disease (AD) Patients in the Absence of Memantine

In a number of pre-clinical studies, we showed that activators of PKC epsilon, such as the marine macrocyclic lactone, bryostatin, restore cognitive loss in single, double, and quintuple transgenic AD mouse models, and increase synaptic numbers via synaptic growth factors such as BDNF, NGF, and IGF.1,2 These PKC epsilon activators have also shown anti-apoptotic, anti-amyloid, anti-hyperphosphorylated tau, and cognitive enhancement efficacies. Specific enzymatic pathways in pre-clinical studies were demonstrated to mediate such effects. A Phase I pharmacokinetic study with Alzheimer’s patients demonstrated a peak activation of PKC within one hour of infusion onset, closely associated with a measured rise to peak of bryostatin blood levels.3,5

In an initial Phase II randomized, double-blind study of moderate to severe AD patients (NTRP101-202), a subset of 16 study patients treated with 20μg bryostatin (7 doses of bryostatin administered over 12 weeks, followed by a follow-up exam 30 days after the final dose) who did not receive concurrent memantine treatment showed no safety issues and a significantly better improvement in the Severe Impairment Battery (SIB) score from baseline. In contrast, the placebo patients without memantine showed further decline in cognitive function over time. Results of this pre-specified exploratory analysis showed significant improvement in the mean SIB change from baseline in the 20μg versus the placebo treatment arm (difference (95% CI) = 5.6 (0.4, 10.9) points; p = 0.035) at week 13, the primary endpoint.

In a recent follow-up Phase II study (NTRP101-203), although there was a chance baseline imbalance of 4.8 SIB points, a signal of benefit could be observed for the moderately severe subject stratum (2/3 of N=97 patients). To adjust for this baseline Imbalance, we conducted a post-hoc analysis using paired data for individual patients, with each patient as his/her own control. For the moderately severe patient stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the bryostatin treatment group and 33 patients in the placebo group.  There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the bryostatin treatment group, paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was a smaller, but statistically significant increase from baseline in the mean SIB at week 13 for, paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a clear signal of bryostatin benefit for the moderately severe stratum, the difference between the bryostatin and placebo treatment groups was not statistically significant (p=0.2727). For the severe stratum (MMSE-2 baseline scores 4 – 9) patients, there was no statistically significant change from baseline for either the treatment or the placebo group.

As a test of the robustness of this moderately severe stratum benefit signal, a trend analysis (measuring increase of SIB improvement as a function of successive drug doses) was performed on the repeated SIB measures over time (Weeks 0, 5, 9, and 13). These trend analyses showed a significant positive slope of improvement for the #203 moderately severe treatment group (p < .01, 2-tailed) as was similarly observed for the non-memantine treatment group in study NTRP101-202.

1	Sun, MK, Hongpaisan, J, Alkon, DL: Post-ischemic PKC activation rescues retrograde and anterograde long-term memory. Proc Nat. Acad. Sci. USA 2009 106 (34): 14676–14680.
2	Sen A, Alkon DL, Nelson TJ Apolipoprotein E3 (ApoE3) but Not ApoE4 Protects against Synaptic Loss through Increased Expression of Protein Kinase Cε. J Biol Chem 2012, 287(19), 15947-15948.
3	Sun MK, Nelson TJ, Alkon DL. Towards universal therapeutics for memory disorders. Trends Pharmacol Sci. 2015, pii: S0165-6147(15)00076-0. doi: 10.1016/j.tips.2015.04.004.
4	Wei LJ, Lachin JM. Two Sample Asymptotically Distribution Free Tests for Incomplete Multivariate Observations. J Am Stat Assoc. 1984 79:653-661.
5	Nelson, TJ, Sun, MK, Lim, C, et al., Bryostatin Effects on Cognitive Function and PKCε in Alzheimer’s Phase IIa and Expanded Access Trials, J Alzheimers Dis. 2017 58: 521-535.